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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                             Steiner Leisure Limited
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    P8744Y102
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x]  Rule 13d-1(b)
                                [ ]  Rule 13d-1(c)
                                [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

SEC 1745 (2/92)
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CUSIP No.  P8744Y102                13G                      Page 2 of 10 Pages

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 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Liberty Wanger Asset Management, L.P.  36-3820584

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 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                         (a) [ ]

                                                                         (b) [ ]

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 3       SEC USE ONLY

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 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

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    NUMBER OF     5        SOLE VOTING POWER

     SHARES                         None

  BENEFICIALLY    --------------------------------------------------------------
                  6        SHARED VOTING POWER
    OWNED BY
                                    1,411,500
      EACH
                  --------------------------------------------------------------
   REPORTING      7        SOLE DISPOSITIVE POWER

  PERSON WITH                       None

                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER

                                    1,411,500

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 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,411,500

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                             [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.8%

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12       TYPE OF REPORTING PERSON*

                  IA

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CUSIP No.  P8744Y102                13G                       Page 3 of 10 Pages

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  WAM Acquisition GP, Inc.

-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                        (a) [ ]

                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3       SEC USE ONLY

-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware

-------------------------------------------------------------------------------
    NUMBER OF     5        SOLE VOTING POWER

     SHARES                         None

  BENEFICIALLY    --------------------------------------------------------------
                  6        SHARED VOTING POWER
    OWNED BY
                                    1,411,500
      EACH
                  --------------------------------------------------------------
   REPORTING      7        SOLE DISPOSITIVE POWER

  PERSON WITH                       None

                  -------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER

                                    1,411,500

-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,411,500

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                            [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.8%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  CO

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CUSIP No. P8744Y102                 13G                      Page 4 of 10 Pages

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 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Liberty Acorn Trust

-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                 Not Applicable                                         (a) [ ]

                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3       SEC USE ONLY

-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts

-------------------------------------------------------------------------------
    NUMBER OF     5        SOLE VOTING POWER

     SHARES                         None

  BENEFICIALLY    --------------------------------------------------------------
                  6        SHARED VOTING POWER
    OWNED BY
                                    1,260,000
      EACH
                  --------------------------------------------------------------
   REPORTING      7        SOLE DISPOSITIVE POWER

  PERSON WITH                       None

                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER

                                    1,260,000

-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,260,000

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                            [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.9%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IV

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Item 1(a)         Name of Issuer:

                           Steiner Leisure Limited

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           Suite 104A
                           Saffrey Square
                           Nassau, The Bahamas

Item 2(a)         Name of Person Filing:

                           Liberty Wanger Asset Management, L.P. ("WAM")
                           WAM Acquisition GP, Inc., the general partner of WAM
                            ("WAM GP")
                           Liberty Acorn Trust ("Acorn")

Item 2(b)         Address of Principal Business Office:

                           WAM, WAM GP and Acorn are all located at:

                           227 West Monroe Street, Suite 3000
                           Chicago, Illinois 60606

Item 2(c)         Citizenship:

                           WAM is a Delaware limited partnership; WAM
                           GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)         Title of Class of Securities:

                           Common Stock

Item 2(e)         CUSIP Number:

                           P8744Y102

Item 3            Type of Person:

                           (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                           (e)      WAM is an Investment Adviser
                                    registered under section 203 of the
                                    Investment Advisers Act of 1940; WAM
                                    GP is the General Partner of the
                                    Investment Adviser.

                               Page 5 of 10 pages
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Item 4            Ownership (at December 31, 2002):

                           (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                    1,411,500

                           (b)      Percent of class:

                                    8.8% (based on 15,980,110 shares
                                    outstanding as of November 7, 2002).

                           (c) Number of shares as to which such person has:

                                             (i)      sole power to vote or to
                                                      direct the vote:  none

                                             (ii)     shared power to vote or
                                                      to direct the vote:
                                                      1,411,500

                                             (iii)    sole power to dispose or
                                                      to direct the disposition
                                                      of:  none

                                             (iv)     shared power to dispose or
                                                      to direct disposition of:
                                                      1,411,500

Item 5            Ownership of Five Percent or Less of a Class:

                           Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                           The shares reported herein have been
                           acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                           Not Applicable

Item 8            Identification and Classification of Members of the Group:

                           Not Applicable

Item 9            Notice of Dissolution of Group:

                           Not Applicable

                               Page 6 of 10 Pages
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Item 10           Certification:

                           By signing below I certify that, to the best
                  of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages
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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 2003

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.

                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    LIBERTY ACORN TRUST

                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 8 of 10 Pages
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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 4, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust

                               Page 9 of 10 Pages